Exhibit (11)

(Adopted as of July 12, 2004)

Code of Ethics for Senior Officers

Article 1: Objective

To ensure that the business of Komatsu Ltd. and its consolidated subsidiaries are conducted honestly, ethically and in compliance with the law, this Code of Ethics is designed to stipulate the general rules of conduct that senior officers of Komatsu Ltd. and its consolidated subsidiaries must follow when performing their duties.

Article 2: Applicability

1.	This Code of Ethics is applicable to those senior officers (collectively, the “Senior Officers”) of Komatsu Ltd. and its consolidated subsidiaries, as set forth in the following clauses:

a)	Concerning Komatsu Ltd., this Code of Ethics is applicable to directors, executive officers, presidents of divisions, general managers of administrative departments at the Head Office as well as managers of the Finance & Treasury and Corporate Accounting of the Head Office and divisions.

b)	Concerning the consolidated subsidiaries, this Code of Ethics is applicable to directors, executive officers, and persons responsible for finance and accounting at such consolidated subsidiary.

2.	When this Code of Ethics is applicable to Senior Officers of consolidated subsidiaries of Komatsu Ltd., “Komatsu Ltd.” in the following articles shall be interchanged with “concerned consolidated subsidiaries.”

Article 3: General Rules

1.	All Senior Officers must not only comply with all laws, rules or regulations applicable to Komatsu Ltd.’s business but must also follow this Code of Ethics, Komatsu’s Code of Worldwide Business Conduct (hereinafter, “Worldwide Business Conduct”) and other internal rules, and perform their duties properly.

2.	Komatsu Ltd. may demand its Senior Officers to make a pledge in writing and sign their names on such pledge stating that each such Senior Officer will comply with the law, and read carefully, understand and comply with this Code of Ethics and the Worldwide Business Conduct.

Article 4: Prohibition against Insider Trading

1.	All Senior Officers must work to prevent any insider trading by following the Securities and Exchange Law of Japan and other pertinent laws, as well as the Internal Information Control Rules and other internal rules stipulated by Komatsu Ltd.

2.	All Senior Officers who have knowledge of insider information concerning Komatsu Ltd. are prohibited from trading stock or other securities (hereinafter, “Stock and Securities”) of Komatsu Ltd. under any name. When any Senior Officer has knowledge of insider information concerning another company, he or she is prohibited from trading Stock and Securities of such concerned company.

3.	All Senior Officers who have knowledge of insider information concerning Komatsu Ltd. (or concerning another company if the insider information applies to another company) are prohibited from disclosing or giving “tips” on such insider information directly or indirectly to any person who might trade the Stock and Securities of Komatsu Ltd. (or the concerned company). However, the Senior Officers may disclose insider information in limited indispensable cases in the course of doing business and on the condition of imposing the confidentiality obligation to the recipient of such insider information.

Article 5: Conflicts of Interest

1.	All Senior Officers must make business decisions in the best interest of Komatsu Ltd., and not motivated by personal interest or gain.

2.	All Senior Officers are prohibited from engaging in any of the following conducts:

a)	To deprive Komatsu Ltd. of opportunities that belong to the company or are discovered through the use of corporate property, information or position in order to attain personal profit.

b)	To use corporate property, information or position for personal gain.

c)	To compete with Komatsu Ltd.

3.	When the Senior Officers determine that business decisions might infringe upon the law or any of the rules mentioned above, they must report such facts to the director in charge of compliance to obtain his or her judgement and follow his or her instructions in order to avoid actual or potential conflicts of interest with Komatsu Ltd.

Article 6: Secrecy

1.	Each Senior Officer must acknowledge that he or she is responsible for keeping information about Komatsu Ltd., its customers or suppliers and other business partners or personal information, including that of other Senior Officers, confidential based on the law and/or agreements with concerned third parties, and that he or she must always work to prevent leakage of confidential information whether intentionally or otherwise.

2.	When any Senior Officer determines that information to be disclosed outside of Komatsu Ltd. might infringe upon the preceding paragraph, he or she must decide whether to disclose the information after obtaining a judgement from the department in charge of controlling the concerned information.

Article 7: Fair Trade

1.	All Senior Officers must comply strictly with the Antitrust Law and other fair trade laws.

2.	All Senior Officers must work to engage in business with its customers, suppliers and other business partners in a fair and honest manner.

3.	All Senior Officers must work to secure fair competition with competitors.

4.	All Senior Officers are prohibited from gaining unfair profits, and from allowing Komatsu Ltd. to gain unfair profits through dishonest business transactions.

Article 8: Proper Relationship with Employees

1.	All Senior Officers must take the initiative to respect the individuality and character of its employees and to develop and maintain a work environment without any discrimination.

2.	All Senior Officers are prohibited from engaging in sexual harassment or other behavior which violate the preceding paragraph, and when they discover that such behavior has occurred, they must not leave it unattended.

Article 9: Protection and Proper Use of Company Assets

1.	All Senior Officers must protect the assets (not only tangible but also intangible assets, including intellectual property) of Komatsu Ltd. and ensure their proper and efficient use.

2.	When any Senior Officer discovers theft, carelessness, misuse, or infringement of the assets of Komatsu Ltd., they must report such fact to the director that is in charge of compliance.

Article 10: Timely Disclosure

1.	Komatsu Ltd. shall comply with the law or applicable regulations of the securities exchange, the Securities and Exchange Surveillance Commission and other related organizations and shall disclose the necessary information in a fair and timely manner. To that end, all Senior Officers shall take every necessary and rational step.

2.	When any Senior Officer obtains information which is applicable to any of the following matters, he or she must report such fact to the director in charge of corporate communications and follow his or her instructions.

a)	Important information which may necessitate the determination of disclosure or non-disclosure of such information and the contents thereof by Komatsu Ltd.

b)	Information concerning serious defects of internal control systems or system design and operation that may result in adverse effects on Komatsu Ltd.’s procedures for financial data recording, processing, summarizing, reporting and other processes.

c)	Information concerning misconduct of Senior Officers or other employees who fulfill important duties relating to financial reporting, disclosure or internal controls, whether it is material or not.

3.	In addition to each of the paragraphs above, detailed procedures for appropriate disclosure shall be stipulated separately.

Article 11: Reporting Illegal or Unethical Behavior

1.	When any Senior Officer discovers illegal or other unethical behavior, he or she must report to or consult with his or her senior officer, the director in charge of compliance, the Compliance Department and other appropriate personnel.

2.	When any Senior Officer receives a request for consultation, a report or other matters concerning compliance from an employee, he or she must respond honestly, promptly and accurately and also report to the Compliance Department.

3.	Senior Officers or employees shall be ensured that they will not be subject to any penalty as a result of making a good-faith report based on each of the above clauses.

4.	When the Compliance Department receives a report concerning illegal or other unethical conduct, such Department shall conduct an appropriate investigation, and when such Department determines that it is necessary to take corrective action, legal action, disciplinary action or action for prevention of recurrence of such illegal or unethical behavior in light of the Worldwide Business Conduct, such Department shall implement appropriate measures after discussions with the Compliance Committee and other concerned groups.

Article 12: Relationship to Worldwide Business Conduct

This Code of Ethics does not supersede, change, alter or replace the existing policies, standards and other contents already in place as stated in the Worldwide Business Conduct booklet.

Article 13: Punishment

Strict disciplinary action, including termination, shall be taken against any Senior Officer who has engaged in illegal or unethical conduct.

Article 14: Amendment and Abolishment

This Code of Ethics may be amended or abolished after the Compliance Department has discussed the proposed amendment or abolishment with the concerned departments and prepared drafts of such amendment or abolishment, and the Compliance Committee has reviewed and decided that such amendment or abolishment shall be made. Any amendment or abolishment shall be notified promptly to each department of Komatsu Ltd.

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